CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [*]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                        INTERACTIVE MARKETING AGREEMENT

         This Interactive Marketing Agreement (the "Agreement"), is made and entered into as of July 1, 1998 (the "Effective Date"), by and between America Online, Inc. ("AOL"), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166, and NetGrocer Inc. ("Marketing Partner" or "MP") , a Delaware corporation, with offices at 333 Seventh Avenue, New York, NY 10001 (each a "Party" and collectively the "Parties.")

                                  INTRODUCTION

         AOL and MP each desires to enter into an interactive marketing relationship whereby AOL will promote the MP Products through the interactive site referred to (and further defined) herein as the Affiliated MP Site. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Defined terms used herein but not defined in the body of the Agreement shall be as defined in Exhibit B attached hereto.

                                     TERMS

1        PROMOTION, DISTRIBUTION AND MARKETING.


     1.1 AOL PROMOTION OF MP PRODUCTS AND AFFILIATED MP SITE. During the Term, AOL will provide MP with the promotions for the MP Products and Affiliated MP Site described in Exhibit A attached hereto (the "Promotions"). Subject to MP's reasonable approval, AOL will have the right to fulfill its promotional commitments with respect to any of the foregoing by providing MP with comparable promotional placements in appropriate alternative areas of the AOL Network. In addition, if AOL is unable to deliver any particular Promotion, AOL will work with MP to provide MP, as its sole remedy, with a comparable promotional placement, subject to MP's reasonable approval. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOL Network at any time. In the event such modifications materially and adversely affect any specific Promotion, AOL will work with MP to provide MP, as its sole remedy, with a comparable promotional placement.


     1.2      IMPRESSIONS.


         1.2.1 AOL Service Promotions. During the AOL Service Exclusivity Period (as defined herein), AOL will deliver [*] Impressions through the Promotions or any approved comparable promotions as provided in Section 1.1 above, on the AOL Service (the "AOL Service Impressions"). If at the end of the first or second year of this Agreement there is a shortfall in the AOL Service Impressions (other than a Final Shortfall) which is greater than or equal to [*] of the annual Impressions amounts to be delivered by AOL with respect to the AOL Service Promotions as provided in Exhibit A (an "AOL Service Minor Shortfall"), and provided that such AOL Service Minor Shortfall is not in any material way due to an unusual or unreasonable combination of demographic variables (in relation to the demographic makeup of the overall AOL Service audience) chosen by MP in accordance with Exhibit A, AOL shall have a reasonable amount of time, not to exceed [*] days (the "Makegood Period"), within which to deliver an amount of AOL Service Impressions equal to the AOL Service Minor Shortfall. If AOL shall not have delivered such Impressions during the Makegood Period, [*] that AOL was unable to deliver during the Makegood Period until such time as the AOL Service Minor Shortfall shall have been cured by AOL.

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         1.2.2 AOL.com Promotions. Unless otherwise agreed upon by the Parties, during the AOL.com Exclusivity Period (as defined herein), AOL will deliver [*] Impressions through the Promotions or any approved comparable promotions as provided in Section 1.1 above, on AOL.com (the "AOL.com Impressions" and together with the AOL Service Impressions, the "Impressions Commitment"). If at the end of the first or second year of this Agreement there is a shortfall in the AOL.com Impressions (other than a Final Shortfall) which is greater than or equal to [*] of the annual Impressions amounts to be delivered by AOL with respect to the AOL.com Promotions as provided in Exhibit A (an "AOL.com Minor Shortfall"), during the Makegood Period, AOL shall deliver an amount of AOL.com Impressions equal to the AOL.com Minor Shortfall. If AOL shall not have delivered such Impressions during the Makegood Period, [*] that AOL was unable to deliver during the Makegood Period until such time as the AOL.com Minor Shortfall shall have been cured by AOL.


         1.2.3 Impressions Commitment. With respect to the Impressions Commitment specified above, in the event there is a shortfall in Impressions as of the end of the Initial Term (a "Final Shortfall"), and provided that MP shall not have recouped the payments due pursuant to Section 4.1, AOL shall extend the Initial Term (the "Extension Period") [*] Except for the quarter immediately following the Effective Date, AOL shall use commercially reasonable efforts to deliver the Impressions provided for herein [*] of the AOL Exclusivity Period and the AOL.com Exclusivity Period, provided that with respect to the AOL Service Promotions, MP does not select an unusual or unreasonable combination of demographic variables (in relation to the demographic makeup of the overall AOL Service audience) which prevents AOL from materially complying with the foregoing. If at any time during the Term MP shall not be in compliance with the provisions of this Agreement, and as a result of such non-compliance AOL is unable to provide the Impressions required hereunder during such period of non-compliance (the "Non-Compliance Period"), then, to the extent AOL is not at fault for such non-compliance, AOL shall have the right to reduce the Impressions Commitment, on a pro-rata basis, during the Non-Compliance Period (e.g., if the Non-Compliance Period extends for a period of two (2) months, then AOL shall reduce the Impressions Commitment by an amount equal to the product of two (2) times the Impressions Commitment divided by thirty seven
               (37)); provided, however, that prior to the imposition of such reduction, AOL shall notify MP of such non-compliance and provide MP with a reasonable period (not to exceed thirty (30) days) in which to remedy the non-compliance, with the reasonable assistance of AOL, as appropriate.


1.3 CONTENT OF PROMOTIONS. The specific Content to be contained within the Promotions (including, without limitation, advertising banners and contextual promotions) (the "Promo Content") will be determined by MP in its sole discretion, subject to (i) AOL's technical limitations, (ii) the terms of this Agreement and (iii) AOL's then generally -applicable policies relating to advertising and promotions. The Parties will jointly consult with each other regarding the Promo Content to ensure that it is designed to maximize performance. MP will use all reasonable efforts to consistently review the Promo Content no less than two times per week and MP shall promptly update the Promo Content if the Parties mutually determine that an update is needed. Except to the extent expressly described herein, the specific form, placement and duration of the Promotions will be as determined by AOL in its reasonable editorial discretion (consistent with the editorial composition of the applicable screens).

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1.4  USE OF PROMOTIONS. MP may sell the promotional spaces provided herein to third parties in a manner consistent with its ongoing business practices, provided that any promotional spaces sold to a third party (i) may only promote the sale of the MP Products and (ii) must promote the sale of such MP Products through the Affiliated MP Site. Except to the extent expressly provided in the preceding sentence, MP may not, nor shall it permit any third party to, sell or offer to sell any of the promotional spaces provided to MP herein.


1.5 MP PROMOTION OF AOL. MP will promote the availability of the MP Affiliated Site through the AOL Network and will promote AOL as more fully set forth in Exhibit C attached hereto. MP will not implement or authorize any other promotion on behalf of any third party which is more favorable (taking into account, without limitation, scope, purpose, amount, prominence and regularity) than the promotion required pursuant to Exhibit C for any other Interactive Service.


2    AFFILIATED MP SITE.


     2.1 CUSTOMIZED SITE. The Affiliated MP Site shall be an optimized and customized version of MP's main web site containing the specific Content described in Section 2.2 below for distribution hereunder according to AOL specifications and guidelines to ensure that (i) the functionality and features within the Affiliated MP Site are optimized for the client software then in use by a majority of AOL Members and (ii) the forms used in the Affiliated MP Site are designed and populated in a manner intended to minimize delays when AOL Users attempt to access such forms. In connection with the foregoing, AOL will provide MP with notification of changes and updates in technology and functionality in accordance with its generally applicable procedures for notifying AOL's other partners of such changes and updates, and after receipt of such notification, MP shall have a reasonable amount of time (not to exceed thirty (30) days) within which to effectuate such changes and updates.

          2.1.1 Specific Requirements.

               (i) MP shall design the Affiliated MP Site to conform, in all respects, with the provisions of Exhibit E attached hereto, and

               (ii) AOL reserves the right to review the Affiliated MP Site to ensure that such site is compatible with AOL's then-available client and host software and the AOL Network. MP will take all commercially reasonable steps to conform its promotion and sale of the MP Products through the Affiliated MP Site to the then-existing technologies identified by AOL which are optimized for the AOL Network. AOL will be entitled to require reasonable changes to the Content (including, without limitation, the features or functionality) within any linked pages of the Affiliated MP Site to the extent such Content will, in AOL's good faith judgment, adversely affect any operational aspect of the AOL Network or the online experience of AOL Users. The Parties hereby acknowledge that as of the Effective Date, AOL has conducted a technical due diligence review of the Affiliated MP Site and within a reasonable period of time following the Effective Date [*], AOL will be able to begin providing the Promotions on the AOL Service and AOL.com as provided herein.

          2.1.2 Customization. MP shall customize the Affiliated MP Site for AOL Members as follows:

               (i) create a customized home page "welcome mat" for the AOL audience for each area on the Affiliated MP Site linked to the AOL Network on a continuous basis (each a "Welcome Mat");

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

               (ii) ensure that AOL Users linking to the Affiliated MP Site do not receive advertisements, promotions or links for any other Interactive Service or any entity reasonably construed to be in competition with AOL or in conflict with AOL's then generally applicable advertising policies; and

               (iii) with the exception of advertising links sold and
                    implemented pursuant to this Agreement, provide continuous navigational ability for AOL Users to return to an agreed-upon point on the AOL Network (for which AOL shall supply the proper address) from the Affiliated MP Site (e.g., the point on the AOL Network from which the Affiliated MP Site is linked), which, at AOL's option, may be satisfied through the use of a hybrid browser format.

     2.2 CONTENT. MP will provide a comprehensive offering of the categories of MP Products and other Content described in Exhibit D attached hereto, through the Affiliated MP Site. MP will review, delete, edit, create, update and otherwise manage all Content available on or through the Affiliated MP Site in accordance with the terms of this Agreement or any amendments thereto. MP will ensure that the Affiliated MP Site does not in any respect promote, advertise, market or distribute the products, services or content of any Interactive Service other than AOL. Except as otherwise mutually agreed upon by the Parties hereto, the Affiliated MP Site shall not contain Content (including without limitation, third party content) relating to anything other than the Exclusive Service and the categories of MP Products listed on Exhibit D attached hereto.

     2.3 PRODUCTION WORK. Except as agreed to in writing by the Parties pursuant to the "Production Work" section of the Standard Online Commerce Terms & Conditions attached hereto as Exhibit F, MP will be responsible for all production work associated with the Affiliated MP Site, including all related costs and expenses.

     2.4 HOSTING; COMMUNICATIONS. MP will be responsible for all communications, hosting and connectivity costs and expenses associated with the Affiliated MP Site. In addition, MP will provide all computer, telephone and other equipment or resources necessary for MP to access the AOL Network. MP and AOL shall mutually agree upon the most appropriate means by which MP will connect the MP data center to AOL's designated data center; provided, however, that in the event the Parties determine that MP shall utilize a dedicated high speed connection from the MP data center to AOL's designated data center, then MP shall be responsible for all costs associated with such high speed connection.

     2.5 PRODUCT OFFERING. MP will ensure that to the extent not otherwise prohibited or restricted by the terms of this Agreement, the Affiliated MP Site includes all of the MP Products or Content (including, without limitation, product selection, or any features, functionality or technology) that are then made available by or on behalf of MP through any Additional MP Channel; provided, however, that (i) such inclusion will not be required where it is commercially or technically impractical to either Party (i.e., inclusion would cause either Party to incur substantial incremental costs), and (ii) the specific changes in scope, nature and/or offerings required by such inclusion will be subject to AOL's review and approval and the terms of this Agreement.

     2.6 PRICING AND TERMS. MP will ensure that: (i) the regular prices (and any other required consideration) for the MP Products in the Affiliated MP Site do not exceed the regular prices (and any other required consideration) for the MP Products or any substantially similar products offered by or on behalf of MP through any Additional MP Channel; (ii) the standard terms and conditions on which the MP Products or any other products are

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

          offered in or through the Affiliated MP Site are generally no less favorable, than the terms and conditions on which the MP Products or any substantially similar products are offered by or on behalf of MP in or through any Additional MP Channel; (iii) the prices of the MP Products or any other products offered in the Affiliated MP Site are competitive in all material respects with the appropriate prices (e.g., regional or national prices) of the MP Products or substantially similar products as such prices are monitored and published from time to time by Information Resources, Inc. ("IRI"), or any successor or replacement entity thereto; and (iv) the overall terms and conditions (including, without limitation, the sale, delivery and pricing of such MP Products (provided that, with respect to pricing, the Parties shall rely on the provision of clause (iii) above)) related to the MP Products or any other products offered in the Affiliated MP Site are competitive with the overall terms and conditions (including without limitation, the sale, delivery and pricing of such products) for the MP Products or substantially similar products offered on a regular basis by any MP Competitor through any Interactive Site, provided that such MP Competitors are not engaged in predatory pricing or anti-competitive behavior.

     2.7 SPECIAL OFFERS. Subject to the provisions of Section 2.6 above, on a regular and consistent basis, MP shall promote preferred offerings of supermarket products to AOL Members through the Affiliated MP Site which are reasonably comparable (including, without limitation, scope, price, frequency and amount) to special or promotional offers generally made available by or on behalf of MP through any Additional MP Channel, as well as various other special offers exclusively available to AOL Members and/or AOL Users (the "Special Offers"). MP will take reasonable efforts to provide AOL with reasonable prior notice of Special Offers so that AOL can market the availability of such Special Offers in the manner AOL deems appropriate in its editorial discretion, subject to the terms and conditions hereof; provided that if MP fails to take such efforts, AOL shall be under no obligation to promote such Special Offers.

     2.8 OPERATING STANDARDS. MP will ensure that the Affiliated MP Site and the delivery of the MP Products comply at all times with the standards set forth in Exhibit E. To the extent site standards are not established in Exhibit E with respect to any aspect or portion of the Affiliated MP Site (or the MP Products or other Content contained therein), MP will provide such aspect or portion at a level of accuracy, quality, completeness, and timeliness which meets or exceeds prevailing standards in the grocery and supermarket industry.

     2.9 ADVERTISING SALES. Subject to the terms hereof, MP shall have the right to sell promotions, advertisements, links, pointers or similar services or rights through the Affiliated MP Site ("Advertisements"). The specific advertising inventory within the Affiliated MP Site shall be determined by MP. MP will provide AOL with monthly reports providing detailed information regarding any advertising sales by MP and any other information relevant to the computation and sharing of Advertising Revenues derived from the Affiliated MP Site from and after such time as MP shall begin payment of any amounts due pursuant to Section 4.2 hereof. MP and AOL shall share the revenues derived from the sale of Advertisements in the Affiliated MP Site pursuant to
          Section 4.2 hereof. Subject to the terms hereof, all Advertisements in the Affiliated MP Site shall be subject to AOL's then-applicable advertising policies and existing exclusivities. With respect to any Advertisements which link to any third party areas outside of the Affiliated MP Site, such Advertisements shall be subject to the prior reasonable approval of AOL. Upon MP's request for approval of a third party link from the Affiliated MP Site to a third party area outside the Affiliated MP Site pursuant to this Section 2.9, AOL shall promptly respond to such request within three (3) business days after receipt of such request.

3    AOL EXCLUSIVITY OBLIGATIONS.

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     3.1  EXCLUSIVE SERVICE. Provided that MP is in compliance with all material terms of this Agreement, MP will be the exclusive marketer of Supermarket Shopping Delivery Services which is expressly promoted or advertised by AOL on the AOL Service and/or AOL.com as provided herein (the "Exclusive Service"). AOL shall promote the Exclusive Service on the AOL Service during the Initial Term (and any Extension Period) (the "AOL Service Exclusivity Period") and on AOL.com for a period of two (2) years following the Effective Date (the "AOL.com Exclusivity Period").

     3.2 EXCEPTIONS. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will limit AOL's ability (on or off the AOL Network) to:

          (i) undertake activities or perform duties pursuant to existing arrangements with third parties (or pursuant to any agreements to which AOL becomes a party subsequent to the Effective Date as a result of a change of control, assignment, merger, acquisition or other similar transaction). If during the Term AOL incurs an obligation pursuant to this Section 3.2(i) and AOL's performance of such obligation materially and adversely impacts MP's exclusivity with respect to the Exclusive Service hereunder, the Parties shall immediately submit the matter to the Management Committee as provided in Section 7 hereof. Further, AOL hereby acknowledges that, to the best of its knowledge, there are no agreements existing as of the Effective Date requiring AOL to market an Exclusive Service;

          (ii) promote, advertise or distribute the products of any third party(other than an MP Competitor) which is an aggregator of products and/or services (e.g. department stores, mass merchandisers) and is not primarily a provider of Supermarket Shopping Delivery Services (i.e., it is primarily engaged in activities other than providing Supermarket Shopping Delivery Services) (an "Aggregator"); provided that, AOL shall not promote (a) any supermarket shopping delivery services or grocery stores of such Aggregator or (b) any specific Consumer Packaged Good or categories of Consumer Packaged Goods offered by such Aggregator on the screens of the AOL Service or AOL.com on which MP has an exclusivity as provided herein;


         (iii) promote or provide advertisement placements to any third party which offers only a single product, or a single line or category of products; provided that, to the extent such line or category of products are Consumer Packaged Goods, such third party may only advertise or promote such line or category of products in accordance with the industry defined categories of Consumer Packaged Goods as listed on Exhibit D attached hereto (i.e., such third party cannot aggregate categories of products to create larger and more comprehensive categories of products to be offered or promoted on the screens of the AOL Service or AOL.com on which MP has an exclusivity as provided herein);

          (iv) promote or provide advertisement placements to any third party (other than an Aggregator or an MP Competitor) which third party offers multiple lines or categories of products which may be a subset of the categories of MP Products offered by MP; provided that, (a) such third party cannot market or promote itself on the AOL Service or AOL.com as the provider of a supermarket shopping delivery service or grocery store, and (b) except with respect to the Excluded Products, to the extent such lines or categories of products (1) are Consumer Packaged Goods, (2) are distributed by MP as an MP Product, and (3) represent at least fifteen percent (15%) of Transaction Revenues, AOL shall not provide advertisements to a third party for the purpose of promoting or advertising such products or categories of products. The restriction in the preceding proviso shall not in any way restrict or affect AOL's rights under clauses (ii) and
               (iii) of this Section 3.2;

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          (v)  promote or provide advertisement placements to any third party in the AOL Service and AOL.com Shopping Channels (collectively, the "Shopping Channels"); provided that, with respect to any MP Competitor, (a) AOL shall only promote or provide advertisement placements to such MP Competitor in the food related areas of the Shopping Channels and (b) such promotions and advertisement placements shall be less prominent than any promotions or advertising placements provided to MP in any food related areas of the Shopping Channels, and

          (vi) enter into an arrangement with any third party for the primary purpose of acquiring AOL Users whereby such third party is allowed to promote or market products or services to AOL Users that are acquired as a result of such agreement.

     3.3 LIMITATIONS; CARVE-OUTS. With respect to any limitations imposed on the exceptions provided to AOL in the preceding Section 3.2, or any provisos thereto or carve-outs therefrom, such limitations, provisos or carve-outs shall only be applicable to the AOL Service during the AOL Service Exclusivity Period and to AOL.com during the AOL.com Exclusivity Period.

     3.4 MP PRODUCT RESTRICTIONS. AOL reserves the right to restrict or limit the sale, promotion or distribution in the Affiliated MP Site or anywhere on the AOL Network, of any MP Product (other than with respect to the MP Products listed on Exhibit D) which AOL, in its reasonable discretion, does not consider to be a product which is ordinarily sold by a traditional supermarket or grocery store. Additionally, if MP sells, promotes or distributes any MP Products which are identical or similar in nature to any products sold by an AOL Preferred Retailer (e.g. flowers, books, music, etc.) (the "Restricted Products"), subject to AOL's prior written approval, MP may enter into relationships with such AOL Preferred Retailers with respect to the sale, promotion or distribution of the Restricted Products; provided that, should MP or an AOL Preferred Retailer choose not to enter into an arrangement with respect to the sale, promotion or distribution of the Restricted Products, MP's sale, promotion or distribution of the Restricted Products shall be subject to the following: (a) the Restricted Products shall be sold, promoted or distributed at least two (2) clicks away from any screen on the AOL Service or AOL.com (including a Welcome Mat screen) linking to the Affiliated MP Site, (b) the offering of the Restricted Products must be generic and cannot be co-branded with the trademark, tradename or other identifying mark of any third party or packaged with the co-branded product of any third party, (c) MP shall not create a boutique or other specialty store exclusively for the sale of such Restricted Products (individually or in the aggregate) and
          (d) MP shall sell a limited number of the Restricted Products in the same manner that such Restricted Products are sold in traditional supermarkets, grocery stores or convenience stores (e.g. limited SKU depth, manner of promotion, etc.). In connection with the foregoing, MP has submitted to AOL a comprehensive list of products and categories of products sold or intended to be sold by MP in the Affiliated MP Site, referred to herein as Exhibit D.


4    PAYMENTS.

     4.1 (i) GUARANTEED PAYMENTS. Subject to AOL's compliance with the material terms and conditions hereof, MP will pay to AOL a non-refundable guaranteed payment of [*] as follows:

               a)   [*] upon execution of this Agreement;

               b)   [*] on or prior to July 15, 1998;

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               c)   [*] upon the earlier of the next Financing Event or
                    November 15, 1998;

               d)   [*] on the one (1) year anniversary date of the Agreement;
                    and

               e)   [*] on the two (2) year anniversary date of the Agreement.

          (ii) ACCELERATION. Subject to the mutual agreement of the Parties hereto, MP shall have the right to accelerate the payments provided for in the preceding clause, and upon such acceleration, AOL shall adjust the delivery of the Impressions Commitment accordingly.

     4.2 PERFORMANCE PAYMENTS; REVENUE SHARE. During the Term, MP shall pay to AOL the following amounts with respect to New AOL Purchasers:

          (i) an amount equal to [*] of all Advertising Revenues generated by MP hereunder from and after such time as MP shall have acquired New AOL Purchasers in excess of or equal to [*] New AOL Purchasers but less than [*] New AOL Purchasers;

          (ii) (a) an amount equal to [*] of all Transaction Revenues generated by MP hereunder from and after such time as MP shall have acquired New AOL Purchasers in excess of or equal to [*] New AOL Purchasers but less than [*] New AOL Purchasers and (b) a bounty payment equal to [*] for each New AOL Purchaser acquired by MP in excess of or equal to [*] New AOL Purchasers but less than [*] New AOL Purchasers; and

         (iii) (a) an amount equal to (1) [*] of all Transaction Revenues and
               (2) [*] of all Advertising Revenues generated by MP hereunder from and after such time as MP shall have acquired New AOL Purchasers in excess of or equal to [*] New AOL Purchasers, and
               (b) a bounty payment of [*] for each New AOL Purchaser acquired by MP in excess of or equal to [*] New AOL Purchasers.

          (iv) Notwithstanding the foregoing or anything to the contrary contained herein, from and after such time as MP shall have reached the Threshold, the foregoing performance and revenue share payments shall immediately terminate and in lieu thereof, MP shall pay to AOL an amount equal to (a)(1) [*] of all Transaction Revenues and (2) [*] of all Advertising Revenues generated by MP hereunder, and (b) a bounty payment of [*] for each New AOL Purchaser acquired by MP after the Threshold has been met. The amounts required to be paid pursuant to this
               Section 4.2 shall be paid to AOL within thirty (30) days following the end of each quarter.

     4.3 ALTERNATIVE REVENUE STREAMS. In the event MP or any of its affiliates receives or desires to receive, directly or indirectly, any compensation in connection with the Affiliated MP Site other than Transaction Revenues or Advertising Revenues (an "Alternative Revenue Stream"), MP will promptly inform AOL in writing, and the Parties will negotiate in good faith regarding whether MP will be allowed to market products producing such Alternative Revenue Stream through the Affiliated MP Site, and if so, the equitable portion of revenues from such Alternative Revenue Stream (if applicable) which will be shared

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          with AOL(in no event less than the percentage of Transaction Revenues to be paid to AOL pursuant to this Section 4). In the event the Parties cannot in good faith reach agreement regarding such Alternative Revenue Stream within thirty (30) days of AOL's request to negotiate, MP shall have the right to market products producing such Alternative Revenue Stream and the Parties shall submit all issues related to AOL's revenue share of such Alternative Revenue Stream to the Management Committee as provided in Section 7 hereof. Provided that, if MP desires to market Products other than the MP Products which create an Alternative Revenue Stream, MP shall negotiate in good faith with AOL regarding such Alternative Revenue Stream and the equitable portion of such revenues which will be shared with AOL, prior to marketing such products.

     4.4  WIRED PAYMENTS; LATE PAYMENTS. All payments required under this
          Section 4 will be paid in immediately available, non-refundable funds wired to AOL's account. All amounts owed hereunder not paid when due and payable will bear interest from the date such amounts are due and payable at the prime rate in effect at such time as published in the Wall Street Journal.

     4.5 AUDITING RIGHTS. MP will maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL will have the right, at its expense, to direct an independent certified public accounting firm no more than once per year to conduct a reasonable and necessary inspection of portions of the books and records of MP which are relevant to MP's performance pursuant to this Agreement. Any such audit (a) may be conducted after twenty (20) business days prior written notice, (b) will be conducted during normal business hours at the offices of MP or any other reasonable location designated by MP and (c) will be conducted so as to minimize disruption to MP's business.

     4.6 TAXES. MP will collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on AOL's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.

     4.7  REPORTS.

         4.7.1 Sales Reports. Subject to the provisions of Section 2.9 hereof, MP will provide AOL with a monthly report (except with respect to clause (ii) below which report shall be quarterly) in a mutually agreed format, detailing the following activity (and any other information mutually agreed upon by the Parties or reasonably required for measuring revenue activity by MP through the Affiliated MP Site): summary sales information by day (date, number of MP Products, number of orders, total Transaction Revenues); and (ii) detailed sales information (order date/time stamp (if technically feasible), purchaser name and screenname), (the information in clauses (i) and (ii) are collectively referred to herein as "Sales Reports"). AOL will be entitled to use the Sales Reports in its business operations, subject to the terms of this Agreement. Additionally, AOL will not disclose individual AOL Purchaser Information to any third party and will restrict its use of Sales Reports to (a) internal programming and advertising rotation purposes and (b) informational disclosures as part of broader aggregate data regarding AOL Members. All Sales Reports and the information contained therein will be considered Confidential Information and subject to the confidentiality provisions hereof. More generally, each payment to be made by MP pursuant to this Section 4 will be accompanied by a report containing information which supports the payment, including information identifying (i) gross Transaction Revenues and all items deducted or excluded from gross Transaction Revenues to produce Transaction Revenues, including, without limitation, chargebacks and credits for returned or canceled goods or services (and, where possible, an explanation of the type of reason therefor, e.g., bad credit card information, poor customer service, etc.) and (ii) any applicable Advertising Revenues. AOL shall provide MP with standard monthly usage information related to the Promotions (e.g. a schedule of the Impressions delivered by AOL at such time) which are similar in substance and form to the reports provided by AOL to other interactive marketing partners similar to MP.

         4.7.2 Fraudulent Transactions. To the extent permitted by applicable laws, MP will provide AOL with a report of any fraudulent order, including the date, screenname or email address and amount associated with such order, promptly following MP obtaining knowledge that the order is, in fact, fraudulent; provided that, in the absence of bad faith, MP's failure to provide the foregoing shall not result in a breach by MP of this Agreement.


5    WARRANTS [INTENTIONALLY OMITTED]

6    TERM; RENEWAL; TERMINATION.

          6.1 Term. Unless earlier terminated as set forth herein, the initial term of this Agreement will be thirty seven (37) months from the Effective Date (the "Initial Term").

          6.2 Renewal. Upon conclusion of the Initial Term, AOL shall have the right to renew the Agreement for three (3) successive one-year renewal terms (each a "Renewal Term" and together with the Initial Term, the "Term") by providing MP with notice of AOL's intention to renew the Agreement for a subsequent Renewal Term no later than sixty (60) days prior to the commencement of such Renewal Term, provided that, (i) [*] and (ii) during any such Renewal Term, (a) MP will not be required to pay any guaranteed, fixed payment required under Section 4.1 or perform the cross-promotional obligations specified in Section 1.5; and (b) AOL will not be required to undertake any fixed exclusivity or promotional/placement obligations; provided that, for so long as AOL may elect to maintain the exclusivity commitments contained herein during a Renewal Term, MP will continue to perform its cross-promotional obligations. Upon expiration of AOL's rights under this Section 6.2, the Parties shall negotiate, in good faith, entering into an agreement whereby AOL shall have the right to promote one or more "pointers" or links from the AOL Network to the Affiliated MP Site or, at MP's option, to an MP Interactive Site selling products substantially similar to the MP Products and the Parties shall enter into payment arrangements on terms and conditions that are mutually satisfactory to the Parties.

          6.3 Termination for Breach. Except as expressly provided elsewhere in this Agreement, either Party may terminate this Agreement (or any notice to renew this Agreement) at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party (or such shorter period as may be specified elsewhere in this Agreement); provided that, AOL will not be required to provide notice to MP in connection with MP's failure to make any payment to AOL required hereunder. Notwithstanding the foregoing, in the event of a material breach of a provision that expressly requires action to be completed within an express period shorter than thirty (30) days, either Party may terminate this Agreement if the breach remains uncured at the expiration of such shorter period after written notice thereof to the other Party.

          6.4 Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not stayed or dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

          6.5 Termination on Change of Control. In the event of a Change of Control of MP resulting in control of MP by (i) Cendant Corporation prior to or simultaneously with an IPO of MP or (ii) an Interactive Service other than AOL, AOL may terminate this Agreement by providing to MP thirty (30) days prior written notice of such intent to terminate.

          6.6 Effect of Termination. Upon termination or expiration hereof, MP shall have no obligation with respect to the payments required pursuant to Section 4.1 or 4.2 other than those obligations required of MP during the period prior to such termination or expiration.

7 MANAGEMENT COMMITTEE/ARBITRATION. If the Parties are unable to resolve any dispute, controversy or claim arising under this Agreement (excluding any disputes relating to intellectual property rights or confidentiality) (each a "Dispute"), such Dispute shall be submitted to the Management Committee for resolution. If the Management Committee is unable to resolve the Dispute within ten (10) business days after submission to them, the Dispute shall be solely and finally settled by arbitration in Washington, D.C. under the auspices of the American Arbitration Association; provided that the Federal Rules of Evidence shall apply in toto to any such Dispute and, subject to the arbitrators' discretion to limit the time for and scope of discovery, the Federal Rules of Civil Procedure shall apply with respect to discovery; and provided further that, consistent with the parties' desire to avoid delays and unnecessary expense, any Dispute arising from any provision of the Agreement which expressly or implicitly provides for the parties to reach mutual agreement as to certain terms therein shall not be submitted to arbitration but shall be resolved in good faith by the Management Committee. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. For the purposes hereof, the "Management Committee" shall mean a committee made up of two (2) senior executives from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement. Notwithstanding the foregoing, during the resolution of any Dispute, the Parties hereto shall continue to perform all obligations required hereunder, unless such Dispute goes to the fundamental terms and benefits to be derived hereunder by a Party.

8    [*]

9 STANDARD TERMS. The Standard Online Commerce Terms & Conditions set forth in Exhibit F attached hereto and Standard Legal Terms & Conditions set forth on Exhibit G attached hereto are each hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                                 NETGROCER INC.

By: /s/ David M. Colburn                             By: /s/ Daniel Nissan
    _____________________                               _____________________
David M. Colburn                                     Daniel Nissan
  Senior Vice President,                             President and CEO
  AOL Networks


                                   EXHIBIT A

                        AOL SERVICE PROMOTIONS - YEAR 1

----------------------------------------------------------- ---------------------------------------------------------
             BANNER ADVERTISEMENT PLACEMENTS                             ESTIMATED YEAR 1 IMPRESSIONS1
----------------------------------------------------------- ---------------------------------------------------------
----------------------------------------------------------- ---------------------------------------------------------
DEMOGRAPHIC TARGETING2 (Run of AOL Service)
Based on up to 5 variables, (e.g., households with women,                        [*]
with seniors, with children, etc.)
----------------------------------------------------------- ---------------------------------------------------------
----------------------------------------------------------- ---------------------------------------------------------
TARGETED AREAS
    o Ages & Stages area-Lifestyles Channel
    o Home and Newsstand areas - Interests Channel                               [*]
    o Families - Assorted Screens
    o Lifestyles - Asssorted Screens
    o Member Services - Assorted Screens
    o Research & Learn area- Health Channel
    o Senior's Health
    o Women's Health Organizations and General
    o Information
    o Electra: Mind & Body - Health and Medicine
    o Electra: Mind & Body - Nutrition
    o Electra: Careers - Assorted Screens
----------------------------------------------------------- ---------------------------------------------------------
----------------------------------------------------------- ---------------------------------------------------------
RUN OF CHANNEL:
    o Electra
    o Interests Channel
    o Travel Channel                                                             [*]
    o Personal Finance Channel
    o Influence Channel
----------------------------------------------------------- ---------------------------------------------------------
----------------------------------------------------------- ---------------------------------------------------------
AOL FIND:
    o AOL Find Central                                                           [*]
    o Run-of-AOL-Find
----------------------------------------------------------- ---------------------------------------------------------
----------------------------------------------------------- ---------------------------------------------------------
CONTINUOUS & SPECIAL PROMOTIONS (see below)                                      [*]
----------------------------------------------------------- ---------------------------------------------------------
TOTAL:                                                                           [*]
----------------------------------------------------------- ---------------------------------------------------------

-------------------


1 In the event the Parties mutually agree to run "pop-up" advertisements, the total Impressions Commitment will be adjusted downward accordingly, based on AOL's rates for such pop-ups. Additionally, the promotions provided hereunder shall be linked to the Affiliated MP Site (or any intermediate screens on the AOL Service as determined by the Parties).

2 Promotions will be run in minimum insertion orders of one million [*] Impressions. AOL will work with MP to design insertion orders and AOL will ensure that the Impressions delivered during the Term do not exceed more than [*] of the inventory on email and chat, subject to MP's reasonable and usual choice of demographic variables (in relation to the demographic makeup of the overall AOL audience) and banner availability. To the extent that more than [*] of the aggregate Impressions delivered during any calendar quarter are derived from inventory on email and chat, [*]

CONTINUOUS PROMOTIONS

Interests Channel:
o  Continuous Promotion on the main screen of the Food area
o  Continuous Promotion in Recipes department of Food area
o  List box on front screen of Food area
o  List box on front screen of Pets area

Families Channel:
o  List box on front screen of Timesavers area
o  List box on front screen of Parenting area
o  List box on front screen of Babies area
o  List box on front screen of Homebase area

Health Channel:
o List box on front screen of Dieting & Weight Loss area (so long as MP links directly to a screen on the Affiliated MP Site which promotes Products directly related to such area)
o List box on front screen of Eating Well area (so long as MP links directly to a screen on the Affiliated MP Site which promotes Products directly related to such area)

Shopping Channel:
o Continuous Promotion in Gourmet Gifts area (or any food or Consumer Packaged Goods related -successor area thereto) (including participation in promotional rotations along with other merchants in such area, provided that, no other merchants (other than an MP Competitor, which shall be less prominent) shall be more prominent than MP in such area)
o  List box on front screen of Home, Kitchen and Garden area
o List box on front screen of Home Office area (so long as MP (a) links directly to a screen on the Affiliated MP Site which promotes Products directly related to such area and (b) includes a reference to office products (e.g. NetGrocer Office Products) in the description of the List
   Box)
o Continuous Promotion in proposed "Store Listing" area (currently contained within the "Search" subchannel of the AOL Shopping Channel)

SPECIAL PROMOTIONS

AOL will provided MP with the opportunity to participate in AOL's special promotional programs currently known as "Deal of the Day," "Weekly Goods Newsletter" and "Real Deals Newsletter"; provided that (a) any MP Product offered as a Deal of the Day must meet the then generally applicable terms for inclusion (e.g., currently, products must be offered at a 25% discount) and (b) participation in each program is subject to AOL's programming team's editorial discretion.

KEYWORDS

The Affiliated MP Site will be accessible from the AOL Service through the use of the keyword "NetGrocer" (or such other keyword as AOL may assign to MP in the case of a name change by MP); provided, however, that such keyword (i) shall at all times be subject to availability and (ii) shall be a "non-generic" trademark of MP.

                               AOL.COM PROMOTIONS

The AOL.com Impressions will be distributed in various areas of AOL.com and through other AOL web related products including, but not limited to, the areas listed below. AOL will provide approximately [*] of the AOL.com Impressions during the first year of this Agreement.

- AOL.COM - Home Page
- AOL NETFIND ON AOL.COM -Home Page and (Industry Keyword Packages
- CONTEXTUALLY RELEVANT WEB CENTERS - (Families, Home and Garden, Recipes Department) - Integration into areas when available
- SHOPPING - Anchor in (i)
Gourmet Gifts and Grocery Department and (ii) Auctions & Bargains Department
- HOMETOWN AOL - Rotational Banner Ads
- MY NEWS - Rotational Banner Ads
- GENERAL ROTATION BANNER ADVERTISEMENTS - COMPARABLE PROMOTIONS - Other comparable promotions on the AOL Network, as mutually agreed upon by the Parties.

WEB PRODUCTS

- AOL INSTANT MESSENGER - Rotational Banner Ads

The Impressions generated through general rotational banner advertisements and AOL Instant Messenger shall represent no more than [*] of the AOL.com Impressions. To the extent that such Impressions exceed [*] of the AOL.com Impressions, [*] Notwithstanding anything to the contrary contained herein, during the AOL.com Exclusivity Period, the exclusivity provisions of Section 3 shall apply to AOL NetFind solely to the extent that AOL NetFind is accessed and used through AOL.com.

                                   EXHIBIT B

                                  DEFINITIONS

The following definitions will apply to this Agreement:

ADDITIONAL MP CHANNEL. Any other distribution channel (e.g., an Interactive Service other than AOL) through which MP makes available an offering comparable in nature to the Affiliated MP Site.

ADVERTISING REVENUES. The combination of AOL Advertising Revenues and Internet Advertising Revenues:

         AOL ADVERTISING REVENUES. (a) Aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising) by MP, or its agents, as the case may be, arising from the license or sale of advertisements, promotions, links or sponsorships ("Advertisements") that appear within any pages of the Affiliated MP Site or on any screens or forms preceding, framing or otherwise directly associated with the Affiliated MP Site, less applicable Advertising Sales Commissions and (b) any marketing fees, or any similar fees collected by MP from vendors for direct marketing efforts directed at any AOL Member or AOL User; provided that, with respect to clause (a) above, the standard display by MP of the MP Products in the Affiliated MP Site shall not be considered an Advertisement. Additionally, if at any time after the Effective Date MP shall charge a fee of any kind to the manufacturers or wholesalers of the MP Products for the prominent display or preferred placement of such MP Products in the Affiliated MP Site then such fees shall be considered AOL Advertising Revenues.

         INTERNET ADVERTISING REVENUES. For each Advertisement on a page of the Affiliated MP Site or any MP Interactive Site which is not exclusively available to AOL Users, the product of: (a) the amount collected plus the fair market value of any other compensation received (such as barter advertising) by MP or its agents arising from the license or sale of such Advertisement attributable to a given period of time, less applicable Advertising Sales Commissions and (b) the quotient of
         (i) Impressions on the page containing such Advertisement by AOL Users for such period of time divided by (ii) total Impressions on the page containing such Advertisement by all users for such period of time (the "Internet Advertising Quotient") (or such other percentage or formula as is mutually agreed upon in writing by the Parties). With respect to any MP Interactive Site, MP shall be responsible for Internet Advertising Revenues only to the extent that such revenues are derived from AOL Members who access such MP Interactive Site directly from the AOL Service or AOL.com. MP will be responsible for calculating the Internet Advertising Quotient related to Internet Advertising Revenues. For any period during which MP fails to calculate the Internet Advertising Quotient (other than as the sole result of AOL's failure to provide necessary Impressions information), [*] If MP fails to perform such calculation, then such quotient will be deemed to be one hundred percent (100%).

ADVERTISING SALES COMMISSION. (i) Actual amounts paid as commission to third party agencies in connection with the sale of the Advertisement or (ii) [*], in the event the Party has sold the Advertisement directly and will not be deducting any third party agency commissions.

AFFILIATED MP SITE. The customized web site promoted and distributed by AOL hereunder through which MP can market and complete transactions regarding the MP Products.

AOL INTERACTIVE SITE. Any Interactive Site which is managed, maintained, owned or controlled by AOL or its agents.

AOL LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with Interactive Sites within the AOL Service or AOL.com.

AOL MEMBER. Any authorized user of the AOL Network, including any sub-accounts using the AOL Network under an authorized master account.

AOL NETWORK. (i) The AOL Service, (ii) AOL.com and (iii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its affiliates worldwide (and including those properties excluded from the definitions of the AOL Service or AOL.com).

AOL PREFERRED RETAILER. Any third party with which AOL enters into an exclusive arrangement with respect to the sale, promotion or distribution of such third party's products or services, provided that, other than with respect to the Excluded Products, such products or services are not Consumer Packaged Goods.

AOL PURCHASER. (i) Any person or entity who enters the Affiliated MP Site from the AOL Service or AOL.com including, without limitation, from any third party area therein (to the extent entry from such third party area is traceable through both Parties' commercially reasonable efforts), and generates Transaction Revenues (regardless of whether such person or entity provides an e-mail address during registration or entrance to the Affiliated MP Site which includes a domain other than an "AOL.com" domain); and (ii) any other person or entity who, when purchasing a product, good or service through an MP Interactive Site, provides an AOL.com domain name as part of such person or entity's e-mail address; provided that (a) any person or entity who enters an MP Interactive Site from any area of the Internet which is controlled by a third party, and to which third party MP has a payment obligation with respect to such person or entity, [*] and (b) any person or entity who has previously satisfied the definition of AOL Purchaser will remain an AOL Purchaser, and any subsequent purchases by such person or entity will also give rise to Transaction Revenues hereunder (and will not be conditioned on the person or entity's satisfaction of clauses (i) or (ii) above). [*]

AOL SERVICE. The narrow-band U.S. version of the America Online(R) brand service, specifically excluding (a) AOL.com or any other AOL Interactive Site,
(b) the international versions of the AOL Service (e.g., AOL Japan), (c) "Driveway," "AOL NetFind(TM)," "AOL Instant Messenger(TM)" or any similar product or service offered by or through the U.S. version of the America Online(R) brand service, (d) any programming or content area offered by or through the U.S. version of the America Online(R) brand service over which AOL does not exercise complete or substantially complete operational control (e.g., Content areas owned, maintained or controlled by AOL Studios or other AOL affiliates, "Digital City(TM)," "WorldPlay(TM)," "Entertainment Asylum(TM)," the "Hub(TM)," or any similar "sub-service," third-party Content areas, and any Interactive Site containing "members.aol.com" as part of its URL), (e) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online(R) brand service, (f) any co-branded or private label branded version of the U.S. version of the America Online(R) brand service, (g) any version of the U.S. version of the America Online(R) brand service distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer and (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date.

AOL USER. Any user of the AOL Service or AOL.com that links to the Affiliated MP Site or any MP Interactive Site through the AOL Service or AOL.com.

AOL.COM. AOL's primary Internet-based Interactive Site marketed under the "AOL.COM" brand, specifically excluding (a) the AOL Service, (b) any international versions of AOL.com, (c) "Driveway," "AOL NetFind(TM)," "AOL Instant Messenger" or any similar product or service offered by or through such site or any other AOL Interactive Site, (d) any programming or content area offered by or through such site or any other AOL Interactive Site over which AOL does not exercise complete or substantially complete operational control (e.g., Content areas owned, maintained or controlled by AOL Studios or other AOL affiliates, "Digital City(TM)," "WorldPlay(TM)," "Entertainment Asylum(TM)," the "Hub(TM)," or any similar "sub-service," third-party Content areas, and any Interactive Site containing "members.aol.com" as part of its
URL), (e) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL Interactive Site, (f) any co-branded or private label branded version such site, (g) any version of such site distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer and (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date.

CHANGE OF CONTROL. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party; or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

CONSUMER PACKAGED GOODS. Packaged goods that are manufactured for mass market consumption by companies such as Procter & Gamble, Kraft Food, Coca-Cola, etc. which are distributed primarily through traditional supermarkets, grocery stores or convenience stores as determined according to generally available data published by IRI (e.g. the categories of Products listed on Exhibit D as Consumer Packaged Goods). Consumer Packaged Goods shall not include the Excluded Products or any items manufactured for niche markets (e.g. ethnic foods, health foods, etc.), produce or specialty products (e.g. Omaha Steaks).

CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, AOL Users, AOL Purchasers and MP customers, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) generally known to the public, or (c) lawfully obtained from any third party.

CONTENT. Information, services, materials, features, products, advertisements, promotions, links, pointers and software, including any modifications, upgrades, updates, enhancements and related documentation.

CONTINUOUS PROMOTION. Any placement, link, advertisement or other promotional space designated by AOL which is provided on a continuous basis (e.g., AOL's "Tenant" buttons).

EXCLUDED PRODUCTS. Any products sold directly by the manufacturer of such products, specialty or gourmet products, drug or drug related products, cosmetic or cosmetic related products, fragrance or fragrance related products, specialty baby or baby-related products, auto or auto-related products, confectionary or confectionary-related products, film or film-related products, specialty hair or hair related products, water treatment products, newspapers and magazines, toys, vitamins or vitamins related products, office supplies, pet supplies, software or software related products, videos or video related products, apparel products, beauty or beauty related products, liquor or liquor related products, products sold by entities with which AOL has an exclusivity arrangement, and any other products added to the foregoing list by AOL from time to time as mutually agreed upon by the Parties hereto.

FINANCING EVENT. At any time after the Effective Date, the occurrence of either
(a) the receipt, in a single transaction or series of related transactions, of equity funding of at least Fifteen Million Dollars (US $15,000,000) by MP from a private investor or group of investors or (b) an IPO of MP; provided, however, that if MP receives funding pursuant to clause (a) of this definition in an amount less than Fifteen Million Dollars (US $15,000,000), MP may not use such proceeds to make any payments in connection with any marketing or distribution arrangement with any third party entered into after the Effective Date which exceed One Hundred Fifty Thousand Dollars (US $150,000) individually, and Five Hundred Thousand Dollars ($500,000) in the aggregate. Notwithstanding the foregoing, if MP makes the payments required pursuant to
Section 4.1(c) hereof, then the foregoing proviso shall be null, void and of no further effect.

GROSS MARGINS. Aggregate Transaction Revenues less, the price paid to suppliers for the products and/or services sold, credit card charges, credit card clearing house fees, and warehousing costs.

IMPRESSION. User exposure to the applicable Promotion, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols.

INTERACTIVE SERVICE. Any entity that offers online or Internet connectivity (or any successor form of connectivity), aggregates and/or distributes a broad selection of third-party Content, or provides interactive navigational services (including, without limitation, any online service providers, Internet service providers, WebTV, @Home or other broadband providers, search or directory providers, "push" product providers such as the Pointcast Network or providers of interactive navigational environments such as Microsoft's proposed "Active Desktop", consumer products and services aggregators such as Cendant Corporation).

INTERACTIVE SITE. Any interactive site or area, including, by way of example and without limitation, (i) an MP site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

IPO. The receipt of equity funding by MP as a result of the initial public offering of securities of MP pursuant to an effective registration statement under the Securities Act of 1933, as amended.

LICENSED CONTENT. All Content offered through the Affiliated MP Site pursuant to this Agreement or otherwise provided to AOL by MP for related purposes (e.g., Promotions, AOL "slideshows" , etc.), including in each case, any modifications, upgrades, updates, enhancements, and related documentation.

MP INTERACTIVE SITE. Any Interactive Site (other than the Affiliated MP Site) which is managed, maintained, owned or controlled by MP or its agents.

MP COMPETITORS. OnCart, Peapod, Shopper Express, Home Runs, Home Grocer, Streamline, ShopLink, PinkDot; provided that, from time to time, (i) MP upon written notice to AOL, shall have the right to add new entities to the foregoing list subject to AOL's reasonable approval, and (ii) AOL shall have the right to remove any entity from the foregoing list, subject to MP's reasonable approval.

MP PRODUCT. Any product, good or service which MP (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licenses to AOL Users directly or indirectly through (i) the Affiliated MP Site (including through any Interactive Site linked thereto) and which are listed on Exhibit D to the Agreement, (ii) any other online means related to an AOL User's visit to the MP Affiliated Site (e.g., e-mail offers following user registration), or
(iii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the Affiliated MP Site requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder).

NEW AOL PURCHASER. Any AOL Purchaser who during the Term purchases MP Products on at least [*] separate occasions.

SUPERMARKET SHOPPING DELIVERY SERVICES. The online promotion, fulfillment of orders and/or retail sale and delivery of a line, or lines of products available in traditional supermarket or grocery stores (e.g. perishable foods, non-perishable foods, canned items, toiletries, cosmetics, general merchandising (e.g. pencils, scotch tape, etc.), etc.).

THRESHOLD. Gross Margins generated hereunder by MP equal to [*]

TRANSACTION REVENUES. Aggregate amounts paid by AOL Purchasers in connection with the sale, licensing, distribution or provision of any MP Products, and excluding, in each case, handling and shipping charges (provided that if these charges represent a source of profit for MP, such charges will be included in the definition of Transaction Revenues), refunds, allowances, offsets, discounts credits or chargebacks for returned or canceled goods or services and amounts collected for sales or use taxes or duties.

                                   EXHIBIT C

                               MP CROSS-PROMOTION

Online

To the extent that MP provides a promotional banner, button, link or other promotional presence (a "Promotional Presence") to any other Interactive Service in an MP Interactive Site, MP shall provide a Promotional Presence to AOL in such MP Interactive Site linking to such areas of the AOL Network as determined by AOL, and to the extent that MP provides promotional information about the products of any other Interactive Service, MP shall provide to AOL a prominent "Try AOL" feature where users can obtain promotional information about AOL products and services and, at AOL's option, download or order AOL's then-current version of client software for the AOL Service or software for any other AOL products or services (e.g., AOL's Instant Messenger service) on terms and conditions (including, without limitation, scope, purpose, amount, prominence or regularity) that are no less favorable than the terms and conditions provided to such other Interactive Service.*

Offline

In MP's television, radio and print advertisements and in any publications, programs, features or other forms of media over which MP exercises at least sufficient editorial control, MP will include:

o Specific references or mentions (verbally where possible) of the Affiliated MP Site's availability through America Online(R) at least as prominent as, any reference to any MP interactive site; and

o For instance, listing of the "URL(s)" the MP interactive site will be accompanied by the AOL "keyword" for the Affiliated MP Site.

Member Acquisition Programs

The Parties shall negotiate, in good faith, various AOL member acquisition programs, including without limitation, the bundling of AOL software with various products shipped by MP to existing MP customers who are not AOL Members.*

------------
* AOL will pay MP a one-time standard bounty for each person who registers for the AOL Network using MP's special identifier for this promotion and subsequently pays AOL monthly usage fees across at least three billing cycles for the use of the AOL Network. Note that if this promotion is delivered through Microsoft's Active Desktop or any other "push" product (an "Operating System"), such feature will link users directly to AOL software within the Operating System or direct users without Internet access to an AOL application setup program within the Operating System (all subject to any standard policies of the Operating System).

                                   EXHIBIT D

                  DESCRIPTION OF MP PRODUCTS AND OTHER CONTENT

                            CONSUMER PACKAGED GOODS


ADULT INCONTINENCE
AIR FRESHENERS
ALL OTHR BREAKFST FOOD
ANTACIDS
ASEPTIC JUICES
BABY FOOD
BABY FRMLA/ELECTRLYTS
BAKED BEANS
BAKED GOODS - RFG
BAKERY SNACKS
BAKING CUPS/PAPER
BAKING MIXES
BAKING NEEDS
BAKING NUTS
BATH PRODUCTS
BATTERIES
BLEACH
BOTTLED JUICES - SS
BOTTLED WATER
BREADCRUMBS/BATTERS
BREAKFAST MEATS
BREATH FRSHNR SPRY/DR
BUTTER
CANDLES
CANNED HAM
CANNED JUICES - SS
CANNED/BOTTLED FRUIT
CARAMEL/TAFFY APPLES
CARBONATED BEVERAGES
CAT FOOD
CAT LITTER
CHARCOAL
CHEESE
CHEESECAKES
CHOC CANDY (NON-SEAS)
CLD/ALLGY/SNS TBLCGH
CLEANG TOOLS/MPS/BRMS
COCKTAIL MIXES
COCOA MIXES
COFFEE
COFFEE CREAMER - SS
COFFEE FILTERS
COLD CEREAL
COLD/ALLRGY/SINUS LIQ
CONTRACEPTIVES
COOKIES
COTTAGE CHEESE
COTTON BALLS
CRACKERS
CREAMS/CREAMERS
CROUTONS
CUPS & PLATES
DENTURE PRODUCTS
DEODORANT
DESSERT TOPPINGS
DESSERTS - RFG
DIAPERS
DINNER SAUSAGE
DINNERS
DIP - SS
DISH DETERGENT
DOG FOOD
DOUGH/BISCUIT DGH-RFG
DRIED FRUIT
DRINK MIXES
DRY BEANS/VEGETABLES
DRY FRUIT SNACKS
EGG SUBSTITUTES
ENGLISH MUFFINS
ENTREE/SIDE DISHES
EVAPRATED/CNDNSED MLK
EXT ANALGESIC RUBS
EYE/CONTCT LNS CRE PR
FABRIC SOFTENER LIQ
FABRIC SOFTENR SHEETS
FACIAL TISSUE
FEMININE NEEDS
FIRELOGS/FIRESTARTERS
FLOOR CLEANERS
FLOUR/MEAL
FOIL PANS
FOILS & WRAPS
FOOD & TRASH BAGS
FOOT CARE PRODUCTS
FRANKFURTERS
FRESH BREAD & ROLLS
FRESH EGGS
FROSTING
FURNITURE POLISH
FZ APPETZERS/SNAC RLS
FZ BABY FOOD
FZ BAKED GOODS
FZ BREAKFAST FOOD
FZ COFFEE CREAMER
FZ COOKIES
FZ CORN ON THE COB
FZ DESSERTS/TOPPING
FZ DINNERS/ENTREES
FZ DOUGH
FZ FRUIT
FZ MEAT
FZ NOVELTIES
FZ PASTA
FZ PET FOODS
FZ PIES
FZ PIZZA
FZ PLAIN VEGETABLES
FZ POT PIES
FZ POTATOES/ONIONS
FZ POULTRY
FZ PREPARED VEGETABLE
FZ SEAFOOD
FZ SIDE DISHES
GELATIN/PUDDING MIXES
GRAVY/SAUCE MIXES
GUM
HAIR ACCESSORIES
HAIR COLORING
HAIR CONDITIONER
HAIR SPRAY/SPRITZ
HAIR STYLNG GL/MOUSSE
HAND & BODY LOTION
HOME HEALTH DIAGNOSTICS
HOME PERM/RELAXR KITS
HOT CEREAL
HOUSEHLD CLEANR CLTHS
HOUSEHOLD CLEANER
HOUSEHOLD LUBRICANTS
ICE CREAM CONES/MIXES
ICE CREAM/SHERBET
INSTANT POTATOES
INTERNAL ANALGESICS
ISOTONICS
JELLIES/JAMS/HONEY
JUICE/BEVERAGE - RFG
JUICE/DRNK CONCEN-RFG
JUICE/DRNK CONCEN-SS
JUICES - FROZEN
LARD
LAUNDRY CARE
LAUNDRY DETERGENT
LAXATIVES
LIGHT BULBS
LUNCHEON MEATS
LUNCHES - RFG
MARGRNE/SPRD/BUTTR BL
MARSHMALLOWS
MAYONNAISE
MEAT
MEAT PIES
MEXICAN SAUCE
MILK
MISC HEALTH REMEDIES
MISC HLTH REMDY TABLT
MISC. SNACKS
MLK FLAVRNG/DRNK MXES
MOIST TOWELETTES
MOUTHWASH
MUSTARD & KETCHUP
NON-CHOC CAND NON-SEA
NON-FRUIT DRINKS - SS
ORIENTAL FOOD
OTHER FROZEN FOODS
OTHER RFG PRODUCTS
PANCAKE MIXES
PANTYHOSE/NYLONS
PAPER NAPKINS
PAPER TOWELS
PASTA
PASTA - RFG
PASTRY/DOUGHNUTS
PEANUT BUTTER
PEST CONTROL
PICKLES/RELISH - RFG
PICKLES/RELISH/OLIVES
PIES & CAKES
PIZZA - RFG

PIZZA PRODUCTS
PLASTIC BOTTLES
POPCORN/POPCORN OIL
POWDERED MILK
PRODUCE RINSE
RAZORS
RFG DIPS
RFG TORTLA/EGGRL/WNTN
RICE
RICE/POPCORN CAKES
RUG/UPHOLSTERY CLEANR
SALAD DRESSING - RFG
SALAD DRESSINGS - SS
SALAD TOPPINGS
SALTY SNACKS
SANITARY NPKINS/TMPNS
SAUCE SEAFOOD - RFG
SEAFOOD -SS
SEAS/ASSORTED CANDY
SHAMPOO
SHAVG LTION/MENS FRGR
SHORTENING & OIL
SKIN CARE
SLEEPING REMEDIES
SNAC BARS/GRANOLA BRS
SNACK NUTS/SEEDS
SOAP
SOAP DISHES
SOUP
SOUR CREAM
SPAGHETTI/ITALIAN SAU
SPICES/SEASONINGS
SPONGES
SPREADS - RFG
STUFFING MIXES
SUGAR
SUGAR SUBSTITUTES
SUNTAN PRODUCTS
SYRUP/MOLASSES
TEA - BAGS/LOOSE
TEA - READY-TO-DRINK
TEA - INSTANT TEA MIXES
TOILET TISSUE
TOMATO PRODUCTS
TOOTHBRSH/DNTAL ACCES
TOOTHBRUSH HOLDERS
TOOTHPASTE
VEGETABLES
VINEGAR
VITAMINS
WGT CON/NTRTN LIQ/PWD
WGT CTRL CANDY/TABLTS
YOGURT

                          NON-CONSUMER PACKAGED GOODS


ALL OTHER DELI
ANTI-SMOKING PRODUCTS
APPAREL
ARTS & CRAFTS
AUTMBIL FLUIDS/ANTFRZ
AUTMBIL WAXES/PLISHES
BABY ACCESSORIES
BABY NEEDS
BEER & ALE
BLNK AUDIO/VIDEO CASS
BOOKS
CIGARETTES
COSMETIC STORAGE
COSMETICS - FACIAL
COSMETICS - NAIL
COUGH SYRUP
DISPOSABLE CAMERAS
FILM
FIRST AID ACCESSORIES
FIRST AID TREATMENT
FLASHBULBS
FLORAL
FRAGRANCES
HAIR GROWTH PRODUCTS
LIQUOR
MEXICAN FOODS
MOTOR OIL
MUSIC CDS
NASAL PRODUCTS
NEWSPAPERS AND MAGAZINES
MEDICINES
OFFICE / STATIONERY
PET SUPPLIES
POOL/SPA CHEMICALS
SHOE PLISH&ACCESSRIES
STAMPS
TAPE
TIGHTS/SOCKS
TOBACCO PRODUCTS
TOYS
VIDEO TAPE
VIDEO TAPE - RECORDED
WATR FILTRTION DVICES
WATR SFTNRS/TREATMNT
WINE
WINE COOLERS

                                   EXHIBIT E

                              OPERATING STANDARDS

1. General. The Affiliated MP Site (including the MP Products and other Content contained therein) will be one of the leading online grocery stores in the online grocery delivery industry, as determined by each of the following methods: (a) based on a cross-section of third-party reviewers who are recognized authorities in such industry and (b) with respect to all material quality averages or standards in such industry, including each of the following: (i) pricing of MP Products, (ii) scope and selection of MP Products (e.g., national vs. private label brands), (iii) quality of MP Products, (iv) customer service and fulfillment associated with the marketing and sale of MP Products (e.g. quality and speed of delivery service) and (v) ease of use. In addition, the Affiliated MP Site will, with respect to clauses (iii), (iv) and (v) above, be generally competitive with that which is offered by any MP Competitor generally..

2. Hosting; Capacity. MP will provide all computer servers, routers, switches and associated hardware in an amount reasonably necessary to meet anticipated traffic demands, adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling and power distribution to support the Affiliated MP Site. In the event MP fails to satisfy this requirement AOL will have the right (in addition to any other remedies available to AOL hereunder) to regulate the Promotions to the extent necessary to minimize user delays until such time as MP corrects its infrastructure deficiencies.

3. Speed; Accessibility. MP will use all commercially reasonable best efforts to ensure that the performance and availability of the Affiliated MP Site
   (a) is monitored on a continuous, 24/7 basis and (b) remains competitive in all material respects with the performance and availability of other similar sites based on similar form technology. MP will ensure that: (a) the functionality and features within the Affiliated MP Site are optimized for the client software then in use by AOL Users; and (b) the Affiliated MP Site is designed and populated in a manner that minimizes delays when AOL Users attempt to access such site.

4. User Interface. MP will use all commercially reasonable efforts to maintain a graphical user interface within the Affiliated MP Site that is competitive in all material respects with interfaces of other similar sites based on similar technology. AOL reserves the right to conduct focus group testing to assess compliance herewith.

5. Service Level Response. MP agrees to provide the following service levels in response to problems with or improvements to the Affiliated MP Site:

   o For material functions of software that are or have become substantially inoperable, MP will provide a bug fix or workaround within two (2) business days after the first report of such error.

   o For functions of the software that are impaired or otherwise fail to operate in accordance with agreed upon specifications, MP will provide a bug fix or workaround within three (3) business days after the first report of such error.

   o For errors disabling only certain non-essential functions, MP will provide a bug fix or workaround within sixty (60) days after the first report of such error.

   o For all other errors, MP will address these requests on a case-by-case basis as soon as reasonably feasible.

6. Monitoring. AOL Network Operations Center will work with a MP-designated technical contact in the event of any performance malfunction or other emergency related to the Affiliated MP Site and will either assist or work in parallel with MP's contact using MP tools and procedures, as applicable. The Parties will develop a process to monitor performance and AOL Member behavior with respect to access, capacity, security and related issues both during normal operations and during special promotions/events.

7. Telecommunications. The Parties agree to explore encryption methodology to secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line runs at more than 70% average utilization for a 5-minute peak in a daily period.

8. Security Review. MP and AOL will work together to perform an initial security review of, and to perform tests of, the MP system, network, and service security in order to evaluate the security risks and provide recommendations to MP, including periodic follow-up reviews as reasonably required by MP or AOL. MP will fix any security risks or breaches of security as may be identified by AOL's Operations Security and not reasonably disagreed with by MP. Specific services to be performed on behalf of AOL's Operations Security team will be as determined by AOL in its sole discretion.

9. Technical Performance. MP will perform the following technical obligations (and any updates thereto provided by AOL from time to time):

   o MP will design the Affiliated MP Site to support the Windows version of the Microsoft Internet Explorer 4.0 browser, and make commercially reasonable efforts to support all other AOL browsers listed at:
      "http://webmaster.info.aol.com/BrowTable.html."

   o MP will configure the server from which it serves the site to examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at: "http://webmaster.info.aol.com/Brow2Text.html."

   o MP will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 (available at "http://ds.internic.net/rfc/rfc1945.text") and to adhere to AOL's parameters for refreshing cached information listed at "http://webmaster.info.aol.com/CacheText.html."

                                   EXHIBIT F

                  STANDARD ONLINE COMMERCE TERMS & CONDITIONS

1. AOL Network Distribution. MP will not authorize or permit any third party to distribute or promote the MP Products or any MP Interactive Site through the AOL Network absent AOL's prior written approval, which approval shall not be unreasonably withheld. The Promotions and any other promotion or advertisement purchased from or provided by AOL will link only to the Affiliate MP Site.

2. Provision of Other Content. In the event that AOL notifies MP that (i) as reasonably determined by AOL, any Content within the Affiliated MP Site violates AOL's then-standard Terms of Service (as set forth on the America Online(R) brand service), the terms of this Agreement or any other standard, written AOL policy or (ii) AOL reasonably objects to the inclusion of any Content within the Affiliated MP Site (other than any specific items of Content which may be expressly identified in this Agreement), then MP will take commercially reasonable steps to block access by AOL Users to such Content using MP's then-available technology. In the event that MP cannot, through its commercially reasonable efforts, block access by AOL Users to the Content in question, then MP will provide AOL prompt written notice of such fact. AOL may then, at its option, restrict access from the AOL Network to the Content in question using technology available to AOL. MP will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

3. Contests. MP will take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through the Affiliated MP Site (a "Contest") complies with all applicable federal, state and local laws and regulations.

4. Navigational Icons. Subject to the prior consent of MP, which consent will not be unreasonably withheld, AOL will be entitled to establish navigational icons, links and pointers connecting the Affiliated MP Site (or portions thereof) with other content areas on or outside of the AOL Network.

5. Disclaimers. Upon AOL's request, MP agrees to include within the Affiliated MP Site a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between MP and AOL Users purchasing MP Products from MP.

6. AOL Look and Feel. MP acknowledges and agrees that AOL will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network ("the AOL Look and Feel"), subject to MP's ownership rights in any MP trademarks or copyrighted material within the Affiliated MP Site.

7. Management of the Affiliated MP Site. MP will manage, review, delete, edit, create, update and otherwise manage all MP Products available on or through the Affiliated MP Site, in a timely and professional manner and in accordance with the terms of this Agreement. MP will ensure that each Affiliated MP Site is current, accurate and well-organized at all times. MP warrants that the MP Products and other Content contained therein: (i) will not infringe on or violate any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; (ii) will not violate AOL's then-applicable Terms of Service; and (iii) will not violate any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions. Additionally, MP represents and warrants that it owns or has a valid license to all rights to any Licensed Content used in AOL "slideshow" or other formats embodying elements such as graphics, animation and sound, free and clear of all encumbrances and without violating the rights of any other person or entity. MP also warrants that a reasonable basis exists for all MP Product performance or comparison claims appearing through the Affiliated MP Site. AOL will have no obligations with respect to the MP Products available on or through the Affiliated MP Site, including, but not limited to, any duty to review or monitor any such MP Products.

8. Duty to Inform. MP will promptly inform AOL of any information related to the MP Products or Affiliated MP Site of which MP has actual knowledge which is reasonably likely to lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party.

9. Customer Service. It is the sole responsibility of MP to provide customer service to persons or entities purchasing MP Products through the AOL Network ("Customers"). MP will bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service associated with any MP Products offered, sold or licensed through the Affiliated MP Site, and AOL will have no obligations whatsoever with respect thereto. MP will receive all emails from Customers via a computer available to MP's customer service staff and generally respond to such emails within one business day of receipt. MP will receive all orders electronically and generally process all orders within one business day of receipt, provided MP Products ordered are not advance order items. MP will ensure that all orders of MP Products are received, processed, fulfilled and delivered on a timely and professional basis. MP will prominently display for the benefit of AOL Users who purchase MP Products through such Affiliated MP Site its money back satisfaction guarantee policy. MP will bear all responsibility for compliance with federal, state and local laws in the event that MP Products are out of stock or are no longer available at the time an order is received. MP will also comply with the requirements of any federal, state or local consumer protection or disclosure law. Payment for MP Products will be collected by MP directly from customers. MP's order fulfillment operation will be subject to AOL's reasonable review.

10. Production Work. In the event that MP requests AOL's production assistance in connection with (i) ongoing programming and maintenance related to the Affiliated MP Site, (ii) a redesign of or addition to the Affiliated MP Site (e.g., a change to an existing screen format or construction of a new custom form), (iii) production to modify work performed by a third party provider or (iv) any other type of production work, MP will work with AOL to develop a detailed production plan for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL will notify MP of (i) AOL's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. To the extent MP elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's production Standards & Practices (a copy of which will be supplied by AOL to MP upon request). The specific production resources which AOL allocates to any production work to be performed on behalf of MP will be as determined by AOL in its sole discretion.

11. Overhead Accounts. To the extent AOL has granted MP any overhead accounts on the AOL Service, MP will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to MP, but MP will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

12. AOL User Communications. To the extent MP sends any form of communications to AOL Users, MP will promote the Affiliated MP Site as the location at which to purchase Products (as compared to any more general or other site or location). In addition, MP will not encourage AOL Users to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (a) using Content other than the Licensed Content; (b) bookmarking of Interactive Sites other than the Affiliated MP Site; (c) using Interactive Sites other than those covered by the revenue-sharing provisions herein; (d) changing the default home page on the AOL browser; or (e) using any Interactive Service other than AOL.

13. Merchant Certification Program. MP agrees, to the extent determined by MP to be in its commercially reasonable best interests, to participate in any generally applicable "Certified Merchant" program operated by AOL or its authorized agents or contractors; provided, however, that MP's failure to so participate may require modifications to Exhibit A. Such program may require merchant participants on an ongoing basis to meet certain reasonable standards relating to provision of electronic commerce through the AOL Network (including, as a minimum, use of 40-bit SSL encryption and if requested by AOL, 128-bit encryption) and may also require the payment of certain reasonable certification fees to the applicable entity operating the program. Each Certified Merchant in good standing will be entitled to place on its affiliated Interactive Site an AOL designed and approved button promoting the merchant's status as an AOL Certified Merchant.

14. Navigation Tools. To the extent AOL grants MP any "keywords" on the AOL Service or "search terms" on AOL.com (collectively, "Keywords"), the Keywords will be subject to availability and will consist only of MP's registered trademarks. AOL reserves the right at any time to revoke MP's use of any Keywords that are not registered trademarks of MP. To the extent AOL allows AOL Users to "bookmark" the URL or other locator for the MP Affiliated Site, such bookmarks will be subject to AOL's control at all times. Upon the termination of this Agreement, MP's rights to any Keywords and bookmarking will terminate.

                                  1. EXHIBIT G

                       STANDARD LEGAL TERMS & CONDITIONS

1 Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Affiliated MP Site and/or referencing the other Party and/or its trade names, trademarks, and service marks (the "Materials"); provided, however, that either Party's use of screen shots of the Affiliated MP Site for promotional purposes will not require the approval of the other Party so long as America Online(R) is clearly identified as the source of such screen shots. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the Affiliated MP Site and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will use best efforts to provide at least (5) business days prior written notice of such disclosure to the other Party.

2 License. MP hereby grants AOL a non-exclusive worldwide license to market, license, distribute, reproduce, display, perform, transmit and promote the Licensed Content (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate. MP acknowledges and agrees that the foregoing license permits AOL to distribute portions of the Licensed Content in synchronism or timed relation with visual materials prepared by MP or AOL (e.g., as part of an AOL "slideshow"). In addition, AOL Users will have the right to access and use the Affiliated MP Site.

3 Trademark License. In designing and implementing the Materials and subject to the other provisions contained herein, MP will be entitled to use the following trade names, trademarks, and service marks of AOL: the "America Online(R)" brand service, "AOL(TM)" service/software and AOL's triangle logo; and AOL and its affiliates will be entitled to use the trade names, trademarks, and service marks of MP (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

4 Ownership of Trademarks. Each Party acknowledges the ownership of the other Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

5 Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

6 Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

7 Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. MP hereby represents and warrants that it possesses all authorizations, approvals, consents, licenses, permits, certificates or other rights and permissions necessary to sell the MP Products.

8 Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will use best efforts to provide at least five (5) business days prior written notice of such proposed disclosure to the other Party, and where practical, shall allow the other Party to review such disclosure. Further, in the event such disclosure is required of either Party, or is reasonably

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    determined by either Party's counsel to be necessary under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

9 Limitation of Liability; Disclaimer; Indemnification. LIABILITY. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF MP PRODUCTS, THE FRAUDULENT PURCHASE OF MP PRODUCTS, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED MP SITE, OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ("COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 9.2. EXCEPT AS PROVIDED IN SECTION 9.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNT OF PAYMENT OBLIGATIONS OWED TO OR PAID BY THE OTHER PARTY HEREUNDER, AS APPLICABLE; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO SECTION 4.

9.1 NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED MP SITE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE AFFILIATED MP SITE.

9.2 Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of the other Party.

9.3 Claims. Each Party agrees to (i) promptly notify the other Party in writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party's expense, and (ii) cooperate fully with the other Party, at that other Party's expense, in defending or settling such claim. Each Party reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by the other Party hereunder, and in such event, the other Party will have no further obligation to provide indemnification for such matter hereunder.

9.4 Acknowledgment. AOL and MP each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 9 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

10 Solicitation of AOL Users. During the term of this Agreement, and for the two-year period following the expiration or termination of this Agreement, neither MP nor its agents will use the AOL Network to (i) solicit, or participate in the solicitation of AOL Users when that solicitation is for the benefit of any entity which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet. In addition, MP may not send AOL Users e-mail communications promoting MP's Products through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL User has either (i) engaged in a transaction with MP through the AOL Network or
    (ii) voluntarily provided information to MP through a contest, registration, or other communication, which included notice to the AOL User that the information provided by the AOL User could result in an e-mail being sent to that AOL User by MP or its agents. A Prior Business Relationship does not exist by virtue of an AOL User's visit to an Affiliated MP Site (absent the elements above). More generally, MP will be subject to any standard policies regarding e-mail distribution through the AOL Network which AOL may implement.

11 Collection of User Information. MP is prohibited from collecting AOL Member screennames or AOL User email addresses from public or private areas of the AOL Network, except as specifically provided below. MP will ensure that any survey, questionnaire or other means of collecting AOL Member screennames or AOL User email addresses, names, addresses or other identifying information ("User Information"), including, without limitation, requests directed to specific AOL Member screennames or AOL User email addresses and automated methods of collecting such information (an "Information Request") complies with (i) all applicable laws and regulations and (ii) any privacy policies which have been issued by AOL in writing during the Term (the "AOL Privacy Policies"). Each Information Request will clearly and conspicuously specify to the AOL Users at issue the purpose for which User

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    Information collected through the Information Request will be used (the
    "Specified Purpose").

12 Use of User Information. MP will restrict use of the User Information collected through an Information Request to the Specified Purpose. In no event will MP (i) provide User Information to any third party (except to the extent specifically (a) permitted under the AOL Privacy Policies or (b) authorized by the members in question), (ii) rent, sell or barter User Information, (iii) identify, promote or otherwise disclose such User Information in a manner that identifies AOL Users as end-users of the AOL Service, AOL.com or the AOL Network or (iv) otherwise use any User Information in contravention of Section 10 above. Notwithstanding the foregoing, in the case of AOL Members who purchase MP Products from MP, MP will be entitled to use User Information from such AOL Members as part of MP's aggregate list of Customers; provided that MP's use does not in any way identify, promote or otherwise disclose such User Information in a manner that identifies such AOL Members as end-users of the AOL Service, AOL.com or the AOL Network. In addition, MP will not use any User Information for any purpose (including any Specified Purpose) not directly related to the MP Products or the business purpose of the Affiliated MP Site. Provided that, MP will not use any rights granted pursuant to this provision to direct or drive individuals or entities to any other Interactive Site other than the Affiliated MP Site.

13 Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence; provided, however, that the other Party may terminate the Agreement upon written notice if such cause or condition persists for more than sixty (60) days.

14 Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

15 Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes on the delivery date if delivered by electronic mail to screenname "AOLNotice@aol.com or
    (i) on the delivery date if delivered personally to the Party to whom the same is directed; (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available, to the person(s) specified herein at the address of the Party set forth in the first paragraph of this Agreement. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs and the Deputy General Counsel.

16 No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

17 Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

18 Survival. Sections 8 through 12 of this Exhibit G, will survive the completion, expiration, termination or cancellation of this Agreement.

19 Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

20 Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment, and in the case of AOL, by an executive of at least the same standing to the executive who signed the Agreement.

21 Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

22 Assignment. Neither Party will assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party; provided that, in the event of a Party's sale, consolidation, or merger, the other Party's prior approval shall not be required. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

23 Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

24 Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, MP will be not entitled to offset any amounts that

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    it claims to be due and payable from AOL against amounts otherwise payable by MP to AOL.

25 Applicable Law; Jurisdiction. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles..

26 Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

27 Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

28 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

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